SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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UNITIL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 2, 2004

Dear Fellow Shareholder,

I am pleased to invite you to the Annual Meeting of Common Shareholders of Unitil Corporation, scheduled to be held on Thursday, April 15, 2004, at 10:30 A.M., at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire. This year, shareholders are being asked to vote on the election of three Directors.

We hope that you are able to attend the Annual Meeting. Whether or not you plan to be present, we urge you to vote your shares. Your vote is important whether you own one share or many. Please complete and sign the enclosed proxy card and return it in the envelope provided.

Thank you for your continued interest in Unitil.

Sincerely,

Robert G. Schoenberger

Chairman of the Board of Directors,

Chief Executive Officer and

President

NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS

Hampton, New Hampshire
March 2, 2004

To the Common Shareholders:

You are hereby notified that the annual meeting of common shareholders of Unitil Corporation will be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire, on Thursday, April 15, 2004, at 10:30 A.M., for the following purposes:

1. To elect three Directors.

2. To act on such other matters as may properly come before the meeting and any adjournments thereof.

The enclosed form of proxy has been prepared at the direction of the Board of Directors of Unitil and is sent to you at its request. The persons named in said proxy have been designated by the Board of Directors.

The Board of Directors fixed February 17, 2004, as the date for determining holders of record of Common Stock who are thereby entitled to notice of and to vote at this meeting and any adjournments thereof.

Regardless of whether or not you plan to attend the meeting, please be sure your shares are represented at the meeting and complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. If for any reason you desire to revoke or change your proxy, you may do so at any time prior to the meeting, or in person at the meeting.

By Order of the Board of Directors,

Sandra L. Whitney
Corporate Secretary

March 2, 2004

Proxy Statement

ANNUAL MEETING OF COMMON SHAREHOLDERS, APRIL 15, 2004

This proxy statement is furnished in connection with the solicitation by the Unitil Corporation Board of Directors (“Board of Directors” or “the Board”) of proxies in the accompanying form for use at the 2004 annual meeting of common shareholders of Unitil Corporation (“Unitil” or “the Company”). Each proxy can be revoked at any time before it is voted by written notification to the Corporate Secretary of Unitil at the address listed on page 4 prior to the meeting, or in person at the meeting. Every properly signed or submitted proxy will be voted unless previously revoked. This proxy statement is being first sent to common shareholders on or about March 2, 2004. The costs associated with the solicitation of proxies for the 2004 annual meeting are being borne by the Company.

Unitil currently has six subsidiaries, Fitchburg Gas and Electric Light Company (“FG&E”), Unitil Energy Systems, Inc. (“Unitil Energy”), Unitil Power Corp. (“Unitil Power”), Unitil Realty Corp. (“Unitil Realty”), Unitil Resources, Inc. (“Unitil Resources”) and Unitil Service Corp. (“Unitil Service”).

Unitil’s Annual Report on Form 10-K for the year 2003 is enclosed and includes consolidated financial statements that are not part of this proxy statement.

The voting securities of Unitil issued and outstanding on February 17, 2004, consisted of 5,507,770 shares of Common Stock, no par value, entitling the holders thereof to one vote per share. Holders of Common Stock of record on such date are entitled to notice of and to vote at the annual meeting and any adjournments thereof. A majority of the outstanding shares of Common Stock constitutes a quorum.

No person owns of record and, to the knowledge of Unitil, no person owns beneficially, more than five percent of the Common Stock of Unitil which may be voted at the meeting and any adjournments thereof.

Information as to the beneficial ownership of Unitil Common Stock by Directors of Unitil (including those executive officers named in the Summary Compensation Table who are also Directors) is set forth below in the section of this Proxy Statement entitled “As to the Election of Directors.” The following table sets forth information as to the beneficial ownership of Unitil Common Stock by the executive officers named in the Summary Compensation Table who are not also Directors, and as to all Directors and executive officers as a group. To the knowledge of Unitil, each Director and officer has sole voting and investment power with respect to the shares reported, except as otherwise noted in the footnotes to the following table or in the footnotes to the table included in the section entitled “As to Election of Directors.”

STOCK OWNERSHIP OF MANAGEMENT (1)

Name of Person or Group	Amount and Nature of Beneficial Ownership	Percent of Class
Mark H. Collin (2) Senior Vice President, CFO and Treasurer	7,671	*
George R. Gantz (3) Senior Vice President, Unitil Service	14,968	*
Thomas P. Meissner, Jr. (4) Senior Vice President, Unitil Service	5,287	*
Todd R. Black (5) Vice President, Unitil Service	7,383	*
All Directors and Executive Officers as a Group (18 Persons) (6)	224,257	4.07%

*	less than one percent

NOTES:

(1)	Share ownership information for Mr. Schoenberger, who is a Director, as well as Chairman, Chief Executive Officer and President of the Company, is included in the section of this document entitled “As to the Election of Directors – Information About Directors Whose Terms of Office Continue,” as well as in the total shares and percentage shown for “All Directors and Executive Officers as a Group (18 Persons)” in this table.
(2)	Included are 1,552 shares that are held in trust for Mr. Collin under the terms of the Unitil Tax Deferred Savings and Investment Plan (“401(k)”). Mr. Collin has voting power only with respect to the shares credited to his account. For further information regarding 401(k) (see “Other Compensation Arrangements - Tax-Qualified Savings and Investment Plan”). Also included are 5,000 shares which Mr. Collin has the right to purchase upon the exercise of options under the 1998 Option Plan (see “Other Compensation Arrangements”), and 800 shares granted under the terms and conditions of the Restricted Stock Plan (see “Other Compensation Arrangements”).
(3)	Included are 1,396 shares that are held in trust for Mr. Gantz under the terms of the Unitil Tax Deferred Savings and Investment Plan (“401(k)”). Mr. Gantz has voting power only with respect to the shares credited to his account. For further information regarding 401(k) (see “Other Compensation Arrangements - Tax-Qualified Savings and Investment Plan”). Also included are 7,500 shares which Mr. Gantz has the right to purchase upon the exercise of options under the 1998 Option Plan (see “Other Compensation Arrangements”), and 800 shares granted under the terms and conditions of the Restricted Stock Plan (see “Other Compensation Arrangements”).
(4)	Included are 834 shares that are held in trust for Mr. Meissner under the terms of the Unitil Tax Deferred Savings and Investment Plan (“401(k)”). Mr. Meissner has voting power only with respect to the shares credited to his account. For further information regarding 401(k) (see “Other Compensation Arrangements - Tax-Qualified Savings and Investment Plan”). Also included are 3,000 shares which Mr. Meissner has the right to purchase upon the exercise of options under the 1998 Option Plan (see “Other Compensation Arrangements”), and 1,400 shares granted under the terms and conditions of the Restricted Stock Plan (see “Other Compensation Arrangements”).
(5)	Included are 372 shares that are held in trust for Mr. Black under the terms of the Unitil Tax Deferred Savings and Investment Plan (“401(k)”). Mr. Black has voting power only with respect to the shares credited to his account. For further information regarding 401(k) (see “Other Compensation Arrangements - Tax-Qualified Savings and Investment Plan”). Also included are 6,000 shares which Mr. Black has the right to purchase upon the exercise of options under the 1998 Option Plan (see “Other Compensation Arrangements”), and 500 shares granted under the terms and conditions of the Restricted Stock Plan (see “Other Compensation Arrangements”).

(6)	Included are 123,495 shares which the Directors and Executive Officers have the right to purchase upon the exercise of options under both the KESOP (see “Other Compensation Arrangements”) and the 1998 Option Plan (see “Other Compensation Arrangements”), and 8,500 shares of unvested restricted stock granted under the terms and conditions of the Restricted Stock Plan (see “Other Compensation Arrangements”).

Assuming a quorum is present, the favorable vote of a majority of the shares of Common Stock represented and voting will be required for approval of all matters, including the election of Directors, which may come before the meeting.

I. As to the Election of Directors

Unitil’s By-Laws provide for a Board of between nine and fifteen Directors divided into three classes, each class being as nearly equal in number as possible, and each with their respective terms of office arranged so that the term of office of one class expires in each year, at which time a corresponding number of Directors is elected for a term of three years. Unitil currently has eleven Directors.

Corporate Governance and Policies of the Board

The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), new Securities & Exchange Commission (“SEC”) regulations, and governance changes recently mandated by the American Stock Exchange (“AMEX”), have elevated the importance of corporate governance considerations. In response to these new regulations, the Company, with the Board’s oversight, is developing a comprehensive Corporate Governance Compliance Plan to address the emerging issues concerning corporate governance and financial disclosure. The Company will continue to monitor all new developments and adopt changes and institute procedures as may be warranted or appropriate.

The Board of Directors is committed to sound and effective corporate governance practices. Accordingly, the Board of Directors has adopted several Corporate Governance Policies, which guide, among other things, its actions with respect to the composition of the Board, how the Board will function, the Board’s standing committees and procedures for appointing members of these committees. The Board of Directors has the following standing committees: Audit Committee, Compensation Committee, Executive Committee, and Nominating Committee. Each of these committees has a written charter. The Corporate Governance Policies and the charters for each of the standing committees are available for review on the Company’s website at www.unitil.com/content/investors.

A majority of the members of the Board of Directors, as well as all members of the Audit, Compensation and Nominating Committees, are “independent,” as currently defined by the Securities and Exchange Commission and the listing standards of the American Stock Exchange. The Board of Directors also has a stock ownership policy that no person be nominated as a candidate for Director for election to a second term as part of the slate of Directors proposed by the Company unless he or she is a beneficial owner, either directly or indirectly, of at least 1,000 shares of Unitil Common Stock. The Board of Directors also has an age limitation policy which provides that no person be nominated as a candidate for Director or for reelection as part of the slate of Directors proposed for election by the Company after he or she has reached age 70. The Board of Directors also conducts an annual self-evaluation on key Board and Committee-related issues, which has proven to be a beneficial tool in the process of continuous improvement in Board functioning and communication.

In January, 2004, the Board of Directors unanimously approved the Company’s Code of Ethics. This Code is a statement of the Company’s high standards for ethical behavior, legal compliance and financial disclosure, and is applicable to all directors, officers and employees. A copy of the Code of Ethics can be found in its entirety on the Company’s website at www.unitil.com/content/investors. Additionally, should there be any changes to, or waivers from, the Company’s Code of Ethics, those changes or waivers will be posted immediately on the Company’s website at the address noted above.

Meeting Attendance

Members of the Board of Directors are expected to make a determined effort to attend all meetings of the Board and applicable committee meetings. The Board of Directors met five times in 2003. During 2003, Directors attended an average of 99% of all meetings of the Board of Directors held and of all meetings held by all Committees of the Board on which they served, if any. Directors are also strongly encouraged to attend the annual meeting of shareholders, although there is no formal requirement to attend. In 2003, ten Directors attended the annual meeting of shareholders.

During 2003, the Board of Directors met in executive session on five occasions without the presence of management. In addition, at every regular meeting, each standing committee has the opportunity to meet in executive session, if desired.

Shareholder Communications with Board

The Board of Directors has implemented a process by which shareholders may communicate with the Board of Directors. Any shareholder desiring to communicate with the Board of Directors may do so in writing by sending a letter addressed to The Board of Directors, c/o Corporate Secretary, 6 Liberty Lane West, Hampton, NH 03842, or via email to the following address: whitney@unitil.com. The Corporate Secretary has been instructed by the Board to promptly forward communications so received to the members of the Board of Directors.

Nominations

The Nominating Committee is the standing committee responsible for determining the slate of director nominees for election by shareholders, which the committee recommends for consideration by the Board. All director nominees are approved by the Board prior to annual proxy material preparation and are required to stand for election by shareholders at the next annual meeting. For positions on the Board created by a Director leaving the Board prior to the expiration of his or her current term, whether due to death, resignation, or other inability to serve, Article II of the Company’s By-Laws provides that a Director elected by the Board to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office.

The Nominating Committee does not currently utilize the services of any third party search firm to assist in the identification or evaluation of Board member candidates. However, such firms have been used in the past and the Nominating Committee may engage a third party to provide such services in the future, as it deems necessary or appropriate at the time in question.

The Nominating Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. Minimum criteria for director nominees are set forth in the Corporate Governance Policies. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibility within their chosen fields, and have the ability to quickly understand complex principles of, but not limited to, business, finance, and utility regulation. Candidates with potential conflicts of interest or who do not meet independence criteria will be identified and disqualified. The Nominating Committee will consider these criteria for nominees identified by the Committee, by shareholders, or through some other source. When current Board members are considered for nomination for reelection, the Nominating Committee also takes into consideration their prior Board contributions, performance and meeting attendance records.

The Nominating Committee will consider qualified candidates for possible nomination that are recommended by shareholders. Shareholders wishing to make such a recommendation may do so by sending the following information to the Nominating Committee c/o Corporate Secretary at the address listed above: (1) name of the candidate with brief biographical information and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

The Nominating Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above as well as the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used for further evaluation. On the basis of information learned during this process, the Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Nominating Committee by any shareholder in connection with the 2004 annual meeting. Any shareholders desiring to present a nomination for consideration by the Nominating Committee prior to the 2005 annual meeting must do so prior to November 2, 2004, in order to provide adequate time to fully evaluate the proposed nominee.

Reports of Ownership

Section 17(a) of the Public Utility Holding Company Act of 1935 and Section 16(a) of the Securities Exchange Act of 1934 require the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file certain reports of ownership and changes in share ownership with the Securities and Exchange Commission and the American Stock Exchange and to furnish the Company with copies of all Section 17(a) and Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that such forms were not required for those persons, the Company believes that all filing requirements applicable to its officers and directors during 2003 and through February, 2004, were met.

Information About Nominees for Directors

Each nominee has been a member of the Board of Directors since the date indicated. Messrs. Dalton and Moulton are both standing for re-election this year. Mr. Godfrey, although a member of the Board of Directors since January, 2002, is standing for election by the shareholders of the Company for the first time in 2004. Mr. Godfrey was elected to the Board in January, 2002 by the Board of Directors to fill a position vacated by Bruce W. Keough, a member of the Board from April, 1998 through June, 2001. Mr. Keough, who resigned from the Board in June, 2001, was elected by the shareholders of the Company in April, 2001 for a term of three years. Since January, 2002, Mr. Godfrey has completed Mr. Keough’s unexpired term, as provided in Article II of the Company’s By-Laws (see also Note 3, below.) In January, 2002, Mr. Godfrey was recommended as a director candidate by Albert H. Elfner, III, a non-management director.

Proxies will be voted for the persons whose names are set forth below unless instructed otherwise. If any nominee shall be unable to serve, the proxies will be voted for such person as may be designated by management to replace such nominee. Each of the nominees has consented to being named in this proxy statement and to serve if elected. Unless otherwise indicated, all shares shown represent sole voting and investment power.

Nominees for Directors whose terms will expire in the year 2007

	Director Since		Common Stock Owned Beneficially on February 17, 2004 (1) Shares
Michael J. Dalton, Age 63 Retired President and Chief Operating Officer of Unitil since 2003. Mr. Dalton is a member of the advisory Board of the UNH College of Engineering & Physical Sciences, since 2003. Mr. Dalton is also a former Director of the New England Gas Association (2002-2003), the Electric Council of New England, the University of New Hampshire Foundation, the University of New Hampshire Alumni Association, and the University of New Hampshire President’s Council.	1984		41,456	(2)

Edward F. Godfrey, Age 54 Retired Executive Vice President and Chief Operating Officer (1997-1998) of Keystone Investments, Incorporated (“Keystone”), Boston, MA. Also at Keystone, Mr. Godfrey was Senior Vice President, Chief Financial Officer and Treasurer from 1988 until 1996. Mr. Godfrey is also a Director of Reilly Mortgage Group.	2002	(3)	1,432

Eben S. Moulton, Age 57 Managing Partner of Seacoast Capital Corporation, Danvers, MA (private investment company) since 1995. Mr. Moulton is also a Director of IEC Electronics (complex circuit boards manufacturer), a Director of six private companies, and a Trustee of Colorado College, Colorado Springs, CO.	2000		2,368

Information About Directors

Whose Terms of Office Continue

	Director Since	Term to Expire	Common Stock Owned Beneficially on February 17, 2004 (1) Shares

David P. Brownell, Age 60 Retired Senior Vice President of Tyco International Ltd., (“Tyco”) (diversified global manufacturing and service company), Portsmouth, NH, since 2003. Mr. Brownell had been with Tyco since 1984. Mr. Brownell is also a Vice Chairman of the Board of the University of New Hampshire Foundation, former Volunteer Board President of the United Way of the Greater Seacoast, and a former Board member of the NH Junior Achievement Advisory Council.	2001	2005	1,011

Albert H. Elfner, III, Age 59 Retired Chairman (1994-1999) and Chief Executive Officer (1995-1999) of Evergreen Investment Management Company, Boston, MA. Mr. Elfner is also a Director of NGM Insurance Company, Keene, NH, and a Trustee of Optimum Q Funds.	1999	2005	5,923

Ross B. George, Age 71 Chairman of the Board of Five G Management, LLC (investment company primarily involved in real estate development), Austin, TX. Mr. George is also a former Director of Simonds Industries, Inc. (“Simonds”), Fitchburg, MA, since 2003. Mr. George also served as the Chairman of the Board (1999-2001) and Chief Executive Officer (1995-1999) of Simonds (industrial cutting tools manufacturing company).	1999	2005	4,186

Michael B. Green, Age 54 President and Chief Executive Officer of Capital Region Health Care and Concord Hospital, Concord, NH, since 1992. Mr. Green also serves as an adjunct faculty member, Dartmouth Medical School, Dartmouth College, Hanover, NH. Mr. Green also serves as Chairman of the Board of the Foundation for Healthy Communities, and as a Director on the Boards of the Community Provider Network of Central New Hampshire, Concord 20/20, and Merrimack County Savings Bank.	2001	2005	711

Information About Directors

Whose Terms of Office Continue, continued

Director Since	Term to Expire	Common Stock Owned Beneficially on February 17, 2004 (1) Shares

M. Brian O’Shaughnessy, Age 61

Chairman of the Board, Chief Executive Officer and President of Revere Copper Products, Inc., Rome, NY, since 1988. Mr. O’Shaughnessy also serves on the Board of Directors of the National Association of Manufacturers, the International Copper Association, the Copper Development Association, and the Copper and Brass Fabricators Council. Mr. O’Shaughnessy serves in New York State as Chairman of the Industrial Energy Consumer Coalition, as a member of the Board of Directors of the Multiple Intervenors (an industrial energy group) and the Economic Development Growth Enterprise.

1998	2005	2,482

Robert G. Schoenberger, Age 53

Chairman of the Board and Chief Executive Officer, since 1997, as well as President, since 2003, of Unitil. Prior to his employment with Unitil, Mr. Schoenberger was President and Chief Operating Officer of the New York Power Authority (state owned public power enterprise) from 1993 until 1997. Mr. Schoenberger is also a Director of Southwest Power Pool, Inc., Little Rock, AR, since 2003, a Director of the Greater Seacoast (NH) United Way since 1998, and Director and Vice Chairman of Exeter Health Resources, Exeter, NH, since 1998. Mr. Schoenberger is a former Director of the New England Gas Association, 1999 - 2002.

1997	2006	109,559 (4)(5)(6)(7)

Charles H. Tenney III, Age 56

Director of Operations of Brainshift.com, Inc., Winchester, MA (learning technology development company) since 2002. Mr. Tenney is a former financial advisor (2001-2002) at H&R Block Financial Advisors, Ashland, MA. Mr. Tenney is also former Director of Corporate Services (1999-2000), Log On America, Inc., Providence, RI (local exchange carrier and Internet service provider). Mr. Tenney is the former Secretary (1997-1999) of Northern Utilities, Inc., Portsmouth, NH (natural gas distributor) and former Secretary (1997-1999) of Granite State Gas Transmission, Inc., Portsmouth, NH. Mr. Tenney is also the former Clerk (1991-1999) of Bay State Gas Company, a subsidiary of NiSource, Inc., Merrillville, IN (utility holding company).

1992	2006	3,753

Information About Directors

Whose Terms of Office Continue, continued

	Director Since	Term to Expire	Common Stock Owned Beneficially on February 17, 2004 (1) Shares

Dr. Sarah P. Voll, Age 61 Vice President, National Economic Research Associates, Inc., (NERA), Washington, DC, (a firm of consulting economists specializing in industrial and financial economics) since 1999. Prior to 1999, Dr. Voll was a Senior Consultant, also at NERA, 1996-1999.	2003	2006	1,015

NOTES:

Except as otherwise noted, each of the persons named above has held his present position (or another executive position with the same employer) for more than the past five (5) years.

(1)	Based on information furnished to Unitil by the nominees and continuing Directors. No Director standing for election, no Director whose term is continuing, and no officer beneficially owns more than one percent of the total outstanding shares.
(2)	Included are 8,588 shares held by a member of Mr. Dalton’s family. He has no voting rights or investment power with respect to, and no beneficial interest in, such shares.
(3)	Mr. Godfrey was elected by the Board in January, 2002, to fill the position vacated by Bruce W. Keough. Article II of Unitil’s By-Laws provide that a Director elected by the Board to fill a vacancy, whether due to the death, resignation, or other inability to serve of any Director previously elected, shall be elected for the unexpired term of his or her predecessor in office. Mr. Keough, who resigned from the Board in June, 2001, was elected in April, 2001, for a term of three years.
(4)	Included are 2,931 shares that are held in trust for Mr. Schoenberger under the terms of the Unitil Tax Deferred Savings and Investment Plan (“401(k)”). Mr. Schoenberger has voting power only with respect to the shares credited to his account. For further information regarding 401(k), see “Other Compensation Arrangements—Tax-Qualified Savings and Investment Plan” below.
(5)	Included are 34,495 options that Mr. Schoenberger has the right to purchase pursuant to the exercise of those options under the terms of the 1989 Key Employee Stock Option Plan (“KESOP”). For further information regarding the KESOP, see “Other Compensation Arrangements” below.
(6)	Included are 60,000 fully-vested options that Mr. Schoenberger has the right to purchase upon the exercise of those options under the terms of the 1998 Stock Option Plan (“Option Plan”). See “Other Compensation Arrangements.” Mr. Schoenberger was granted 20,000 options in March, 1999, 20,000 options in January, 2000, and 20,000 options in January, 2001, all of which vested at a rate of 25% in year one, 25% in year two, and 50% in year three, following the dates of the respective grants.
(7)	Included are 4,000 shares of restricted stock granted under the terms and conditions of the Restricted Stock Plan in May 2003 (see “Other Compensation Arrangements”). Shares granted under the Restricted Stock Plan vest at a rate of 25% per year, following the date of the grant. Currently, none of the shares of restricted stock are vested.

Compensation of Directors

In 2003, members of the Board of Directors who are not officers of Unitil or any of its subsidiaries received an annual retainer fee of $7,000 in cash and $5,500 in Unitil Common Stock, as well as $1,000 for each Board Meeting attended. Members of the Executive Committee who are not officers of Unitil or any of its subsidiaries received an annual retainer fee of $3,000 and $1,000 for each meeting attended. The Chairman of the Executive Committee received an annual retainer fee of $15,000, and $1,000 for each meeting attended. Members of the

Audit Committee and Compensation Committee received an annual retainer fee of $3,000 and $1,000 for each meeting attended. The Chairman of the Audit Committee and the Chairman of the Compensation Committee received an annual retainer fee of $4,000, respectively, and $1,000 for each meeting attended. Members of the Nominating Committee do not receive an annual retainer or meeting fees. Those Directors of Unitil who also serve as Directors of FG&E and Unitil Energy and who are not officers of Unitil or any of its subsidiaries received a meeting fee of $100 per subsidiary meeting attended and no annual retainer fee from FG&E or Unitil Energy. All Directors are entitled to reimbursement of expenses incurred in connection with attendance at meetings of the Board of Directors and any Committee on which they serve.

As part of the Company’s overall support for charitable institutions, the Company has a program that provides a perpetual gift of $1,000 annually to the Greater Seacoast United Way (“United Way”) on behalf of each Director who retires from the Board. The Director(s) receive no financial benefit from this program as the charitable deductions accrue solely to the Company. No Directors retired from the Board in 2003.

The Unitil Corporation Directors’ Deferred Compensation Plan (“Deferred Plan”) was established in 1999 for the purpose of allowing non-employee members of the Board to defer payment of all or a specified part of compensation for services performed as a Director. The Deferred Plan is administered by the Compensation Committee and stipulates that eligible Directors may elect to defer all or a portion of their cash retainer and meeting fees. Separate accounts are maintained for each Director participant, which are an unfunded liability of the Company. Additionally, accounts are credited monthly with interest based on the current rate of 60-month Treasury bills. Funds contributed and interest credited is tax deferred until withdrawn from the Deferred Plan. Director participants may elect to withdraw funds from the Deferred Plan after a fixed amount of time, upon resignation or retirement from the Board, upon death or disability, or upon a Change in Control. Withdrawals may be taken in cash, either in one lump sum or in a series of installments. During 2003, no Directors participated in the Deferred Plan.

Committees of the Board of Directors

Audit Committee

The Audit Committee of the Board of Directors consists of three directors who are not officers of the Company and are independent as currently defined by the Securities and Exchange Commission and the listing standards of the American Stock Exchange. The Audit Committee held eight meetings in 2003 for the purpose of discharging its responsibilities in accordance with the Audit Committee Charter (Charter). The members of the Audit Committee are: Edward F. Godfrey (Chairman), Ross B. George and Michael B. Green. Messrs. Godfrey, George and Green were confirmed by a unanimous vote of the Board of Directors on September 26, 2003, to be “Audit Committee Financial Experts” as defined by the rules promulgated by the Securities and Exchange Commission. In connection with the annual committee appointments by the Board of Directors, Mr. Green was appointed to the Audit Committee on July 1, 2003, following the appointment of Dr. Sarah P. Voll to the Compensation Committee. Dr. Voll served on the Audit Committee from January 16, 2003, until her appointment to the Compensation Committee on July 1, 2003. The Audit Committee Report, which appears on pages 11 and 12, more fully describes the activities and responsibilities of the Audit Committee.

Compensation Committee

The Compensation Committee of the Board of Directors consists of three directors who are independent as defined by the current listing standards of the American Stock Exchange. The Compensation Committee held eight meetings in 2003 and consists of David P. Brownell, Eben S. Moulton (Chairman) and Dr. Sarah P. Voll. In connection with the annual committee appointments by the Board of Directors, Dr. Voll was appointed to the Compensation Committee on July 1, 2003, following the appointment of Michael B. Green to the Audit Committee. Mr. Green served on the Compensation Committee from January 16, 2003, until his appointment to the Audit Committee on July 1, 2003. The duties of this Committee include studying and making recommendations to the Board of Directors with respect to base salary policy, incentive compensation plans and other benefits programs, as well as annual approval of executive base salaries and recommendations to the Board of Directors for base salaries of Unitil Corporation officers. The Compensation Committee’s duties also include the administration of the Company’s Restricted Stock Plan, Stock Option Plan, and Key Employee Stock Option Plan, approval of grants under the Restricted Stock Plan, as well as administration of merit, incentive and commission compensation plans for all appropriate personnel, approval of annual incentive compensation plan payments and administration of the Directors’ Deferred Compensation Plan.

Executive Committee

The Executive Committee of the Board of Directors held four meetings in 2003. Its members are Albert H. Elfner, III (Chairman), Eben S. Moulton, M. Brian O’Shaughnessy, Robert G. Schoenberger, and Charles H. Tenney III. This Committee’s responsibility is to review and oversee corporate policies related to the Company’s long-range strategic business, financial and operating plans. The Executive Committee’s duties also include the review and recommendation of corporate governance standards, the annual review of management succession planning, and the annual review of CEO performance.

Nominating Committee

The Nominating Committee of the Board of Directors was established by a unanimous vote of the Board of Directors in September 2003. The Nominating Committee consists of four directors who are independent as defined by the current listing standards of the American Stock Exchange. The Nominating Committee held no meetings in 2003. Its members are Albert H. Elfner, III (Chairman), Eben S. Moulton, M. Brian O’Shaughnessy, and Charles H. Tenney III. This Committee’s responsibilities are to coordinate suggestions or searches for potential nominees for Board members, to review and evaluate qualifications of potential Board members, to recommend to the Board of Directors nominees for vacancies occurring from time to time on the Board of Directors, and the annual review Board member performance prior to recommendation for nomination to stand for election to an additional term.

Audit Committee Report

In accordance with the Charter, the Audit Committee is responsible for providing independent and objective oversight of the Company’s accounting functions, internal controls and financial reporting. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the work of the Company’s independent auditor. Annually, the Audit Committee reviews the Charter and adopts any amendments necessary to reflect changes governing financial reporting and accounting requirements or its responsibilities. The Charter was last amended on February 21, 2003, and was included in the prior year’s Proxy Statement as Appendix A. The Charter of the Audit Committee is also available on the Company’s website at www.unitil.com/content/investors.

During 2003, the Audit Committee discussed the effect of the Sarbanes-Oxley Act of 2002 and final rulings issued by the Securities and Exchange Commission and American Stock Exchange on the Audit Committee’s responsibilities. The Audit Committee also reviewed the audit plan and audit scope of both the independent auditors (Grant Thornton LLP) and the internal auditor. The Audit Committee discussed the quality and adequacy of the Company’s internal controls with senior management, the internal auditor and the independent auditors. These discussions also included a review of the results of the internal audits performed including follow-up on previous internal and external audit recommendations as well as an overview of ongoing compliance matters. In addition, the Audit Committee adopted a Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services rendered by the Independent Auditor (See Appendix A).

In discharging its oversight responsibility regarding the audit process, the Audit Committee received a written statement from the independent auditors describing all relationships between the auditors and the Company that might bear on their independence, consistent with Independence Standards Board Standard No. 1 - “Independence Discussions with Audit Committees.” In addition, the Audit Committee discussed with the auditors any relationships that may affect their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61—“Communication with Audit Committees.”

During 2003, the Audit Committee members received the quarterly financial information for review and comment prior to the filing of Form 10-Q with the Securities and Exchange Commission. In fulfilling its responsibilities for the financial statements, the Audit Committee also reviewed the Company’s significant accounting policies and the audited financial statements of the Company for the fiscal year ended December 31, 2003, with management and the independent auditors. Based on the reviews with management and the independent auditors, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Audit Committee Members

Ross B. George, Edward F. Godfrey (Chairman), and Michael B. Green*

*	In connection with the annual committee appointments by the Board of Directors, Mr. Green was appointed to the Audit Committee on July 1, 2003, following the appointment of Dr. Sarah P. Voll to the Compensation Committee. Dr. Voll served on the Audit Committee from January 16, 2003, until her appointment to the Compensation Committee on July 1, 2003.

Independent Auditor’s Fees

The following table presents fees for professional audit services rendered by Grant Thornton LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2003 and December 31, 2002, and fees billed for other services rendered by Grant Thornton LLP during those periods.

	2003	2002
Audit Fees	$174,674	$120,000
Audit-Related Fees	$24,020	$23,780
Tax Fees	$39,300	$10,782
All Other Fees	None	$24,180

Audit Fees: Fees incurred for professional services rendered by Grant Thornton LLP for auditing the Company’s annual financial statements, including Form 10-K, and reviewing the quarterly financial statements included in the Company’s filings on Form 10-Q. In 2003, the fees also included $52,584 for reviews and consents issued by Grant Thornton LLP in connection with the Company’s public equity offering in October 2003, and preliminary review services related to Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees: Fees incurred for professional services rendered by Grant Thornton LLP primarily for auditing the Company’s employee pension and benefit plans.

Tax Fees: Fees incurred for professional services rendered by Grant Thornton LLP in connection with federal and state income tax return preparation and compliance filings.

All Other Fees: Fees incurred for professional services rendered by Grant Thornton LLP that are not within the scope of the above categories. In 2002, the fees pertained to professional services rendered to advise and perform research for the Company on utility industry restructuring matters.

Compensation Committee Report

General Compensation Policies

The overall objective of the Company’s compensation policies for executive officers, as recommended by the Compensation Committee (“the Committee”) and approved by the Board of Directors, is to attract, retain and reward persons who are committed to achieving solid financial performance and excellence in the management of the assets of the Company. Accordingly, the Committee has recommended and the Board has approved policies which provide compensation to executive officers that varies directly with the performance of the Company.

The Company pays both “base” and “variable” compensation to its officers. The base component of compensation is determined under Unitil’s salary policy, which is reviewed from time to time by outside consultants to ensure its competitiveness with other investor-owned electric and gas utility companies and with general industry. Variable compensation is based on factors that measure the success of the Company for any given year and is governed by the Unitil Management Incentive Plan (“Incentive Plan”). These factors are the same for both executive officers and other employees to ensure that all employees are focused on common bottom line business and operational outcomes. Under the Incentive Plan, officers can receive a target cash bonus if the Company meets certain pre-set goals that are set at the beginning of each year. In 2003 the goals to achieve were identified as “Earnings Per Share”, “Reliability”, and “Customer Satisfaction”. The percentage of the target bonus that an officer receives is determined after the end of the year and is also based upon subjective evaluations by the Committee, such as management’s performance in capitalizing on unplanned opportunities and responding to unforeseen problems. Each officer’s target bonus is set by the relative level of such officer’s executive position according to other electric and gas utility companies.

The 2003 results for Earnings Per Share, Reliability, and Customer Satisfaction were all within the range of performance goals established by the Committee. After taking into consideration other subjective factors and significant accomplishments in 2003, the Committee determined that an incentive payout of 120% of target bonuses would be appropriate for 2003. The 2003 bonuses under the Incentive Plan are reflected in the “Compensation of Officers” Table on page 15.

In addition, to further align the interest of the Company’s management with shareholders and customers, the Company, in 2003, instituted a Restricted Stock Plan (“Stock Plan”). This Stock Plan was ratified and approved by shareholders at the 2003 Annual Meeting of Shareholders. The Stock Plan provides grants of restricted stock to certain executives chosen by the Committee. The Stock Plan anticipates annual granting of stock, and each grant will vest over a four-year period. In May, 2003, the Committee granted a total of 10,600 shares to the members of senior management.

Compensation of the Chief Executive Officer

The Board of Directors approves the compensation of the Chief Executive Officer, as recommended to it by the Compensation Committee. The Committee decides upon the compensation of all other Company executive officers, as well as other senior employees. The Board ratifies these decisions of the Committee.

The compensation of the Chief Executive Officer (“CEO”), is governed by the same plans and objectives as outlined above for all executive officers. As Chairman of the Board, CEO and President, Mr. Schoenberger was paid an annual base salary of $334,400 in 2003. This amount was determined both with reference to the terms of Mr. Schoenberger’s employment agreement, which calls for a base salary with annual performance and salary review, and Unitil’s general salary policy. (Mr. Schoenberger’s 2003 Employment Agreement is described in detail on page 20.) Under the Incentive Plan, Mr. Schoenberger was paid a bonus of $200,640. Mr. Schoenberger’s incentive compensation is evaluated using the same factors as the other executive participants in the Incentive Plan, as discussed above.

Compensation Committee Members

David P. Brownell, Eben S. Moulton (Chairman) and Dr. Sarah P. Voll *

*	In connection with the annual committee appointments by the Board of Directors, Dr. Voll was appointed to the Compensation Committee on July 1, 2003, following the appointment of Michael B. Green to the Audit Committee. Mr. Green served on the Compensation Committee from January 16, 2003, until his appointment to the Audit Committee on July 1, 2003.

Stock Performance Graph and Information

Comparative Five-Year Cumulative Total Returns

NOTES:

(1)	The graph above assumes $100 invested on December 31, 1998, in each category and the reinvestment of all dividends during the five-year period. The Peer Group is comprised of the S&P Utility Index.

Compensation of Officers

The table below shows the compensation Unitil and its subsidiaries has paid to its Chief Executive Officer and its four other most highly compensated officers whose total annual salary and bonus were at least $100,000 during the year 2003.

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Annual Compensation			Long Term Compensation					All Other Comp. ($)
					Awards				Payout
		Salary ($)	Bonus ($) (2)	Other Annual Comp. ($)	Restricted Stock Awards ($) (3)		Options (#)		LTIP Payout
(a)	(b)	(c)	(d)	(e)	(f)		(g)		(h)	(i)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	2003 2002 2001	$334,400 304,000 292,000	$200,640 129,200 116,800	— — —	$96,520 — —	(4)	0 0 20,000	(5) (5) (6)	— — —	$7,518	(7)

Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	2003 2002 2001	$148,000 126,000 117,000	$53,280 26,775 23,400	— — —	$19,304 — —	(8)	0 0 2,000	(5) (5) (6)	— — —	$5,538	(9)

Thomas P. Meissner, Jr. (10) Senior Vice President Unitil Service	2003 2002 2001	$155,833 — —	$65,450 — —	— — —	$33,782 — —	(11)	0 — —	(5)	— — —	$5,389	(12)

George R. Gantz Senior Vice President, Unitil Service	2003 2002 2001	$159,420 151,109 144,602	$57,391 38,533 34,704	— — —	$19,304 — —	(13)	0 0 2,500	(5) (5) (6)	— — —	$5,522	(14)

Todd R. Black (15) Vice President Unitil Service	2003 2002 2001	$134,200 — —	$40,260 — —	— — —	$12,065 — —	(16)	0 — —	(5)	— — —	$5,037	(17)

NOTES:

(1)	Officers of the Company also hold various positions with subsidiary companies. Compensation for those positions is included in the above table.
(2)	Bonus amounts reflected are comprised of the Unitil Management Incentive Plan (“Incentive Plan”) cash awards paid in February, 2004, for 2003 results. The terms of the Incentive Plan provide a cash incentive opportunity if the Company meets certain pre-established performance targets (see “Other Compensation Arrangements”).
(3)	Shares of restricted stock were awarded under the Restricted Stock Plan in May 2003. Shares will vest at a rate of 25% per year, following the date of the grant. Values shown in column (f) represent the value of the award at the time of grant based on the closing price Unitil Common Stock on the day of the grant. Actual valuation of the awards granted under the Restricted Stock Plan will be the closing price of Unitil Common Stock on the day the shares vest (see “Other Compensation Arrangements”).
(4)	As of December 31, 2003, the value of Mr. Schoenberger’s 4,000 unvested restricted shares was $103,200.
(5)	No options were granted in 2002 or 2003 under the Stock Option Plan (“Option Plan”) to any Option Plan participant.
(6)	Options were granted in January, 2001, under the Option Plan. Options will vest at a rate of 25% in year one, 25% in year two, and 50% in year three, following the date of the grant. As of February, 2004, 100% of options granted are vested and exercisable.
(7)	All Other Compensation for Mr. Schoenberger for the year 2003 includes 401(K) company contribution, and Group Term Life Insurance payment valued at $6,000 and $1,518, respectively.
(8)	As of December 31, 2003, the value of Mr. Collin’s 800 unvested restricted shares was $20,640.
(9)	All Other Compensation for Mr. Collin for the year 2003 includes 401(K) company contribution, and Group Term Life Insurance payment valued at $5,243 and $295, respectively.
(10)	Mr. Meissner became an executive officer of the Company following a management reorganization in January 2003, and the retirement of two former executive officers of the Company. Mr. Meissner assumed the title of Senior Vice President in February 2003.
(11)	As of December 31, 2003, the value of Mr. Meissner’s 1,400 unvested restricted shares was $36,120.
(12)	All Other Compensation for Mr. Meissner for the year 2003 includes, 401(K) company contribution and Group Term Life Insurance payment, valued at $5,075 and $314, respectively.
(13)	As of December 31, 2003, the value of Mr. Gantz’s 800 unvested restricted shares was $20,640
(14)	All Other Compensation for Mr. Gantz for the year 2003 includes, 401(K) company contribution and Group Term Life Insurance payment, and valued at $4,783 and $739, respectively.

(15)	Mr. Black became an executive officer of the Company following a management reorganization in January 2003, and the retirement of two former executive officers of the Company.
(16)	As of December 31, 2003, the value of Mr. Black’s 500 unvested restricted shares was $12,900.
(17)	All Other Compensation for Mr. Black for the year 2003 includes 401(K) company contribution and Group Term Life Insurance payment, valued at $4,803 and $234, respectively.

Other Compensation Arrangements

The table below provides information with respect to the value of unexercised options granted in prior years under the Key Employee Stock Option Plan (“KESOP”) and the value of unexercised options granted in prior years under the 1998 Stock Option Plan (“Option Plan”), respectively, to the named executive officers in the Summary Compensation Table and held by them as of December 31, 2003.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR (FY)

AND FY-END OPTION VALUES (1) (2)

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at FY-End (#) Exercisable/ Unexercisable		Value of Unexercised In-the-Money Options at FY-End ($) Exercisable/ Unexercisable

(a)	(b)	(c)	(d)		(e)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	—	—	exercisable unexercisable	94,495 0	exercisable unexercisable	$ $	356,224 0

Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	—	—	exercisable unexercisable	5,000 0	exercisable unexercisable	$ $	0 0

Thomas P. Meissner, Jr. Senior Vice President, Unitil Service	—	—	exercisable unexercisable	3,000 0	exercisable unexercisable	$ $	0 0

George R. Gantz Senior Vice President, Unitil Service	—	—	exercisable unexercisable	7,500 0	exercisable unexercisable	$ $	0 0

Todd R. Black Vice President, Unitil Service	—	—	exercisable unexercisable	6,000 0	exercisable unexercisable	$ $	0 0

NOTES:

(1)	All options associated with the KESOP, with the exception of Mr. Schoenberger’s options, were exercised as of March 7, 1999.
(2)	Under the 1998 Option Plan, the options reported were granted in March, 1999, January, 2000, and January, 2001. No options were granted in 2002 or 2003.

Equity Compensation Plan Benefit Information

The Restricted Stock Plan

In January, 2003, the Board of Directors adopted the Unitil Corporation Restricted Stock Plan (the “Stock Plan”). The Stock Plan was approved by the shareholders of the Company at the 2003 Annual Meeting of Shareholders. Issuances of shares under the Stock Plan are subject to the prior approval of the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935. The Company has applied for such approval, which it expects to obtain prior to the initial vesting of awards made in 2003, which occurs in May of 2004.

The objectives of the Stock Plan are to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s shareholders, to attract and retain employees and directors of outstanding ability, and to promote teamwork among participants. The Compensation Committee is charged with the administration of the Stock Plan. Persons eligible to participate in the Plan include all employees, directors and consultants of the Company, its subsidiaries and its affiliates.

Awards under the Stock Plan are granted in the form of restricted shares of the Company’s Common Stock. Awards under the Stock Plan will vary each year based on the achievement of annual performance objectives that directly correlate with the annual performance objectives as defined by the Unitil Management Incentive Plan (“Incentive Plan”). The Incentive Plan is described more fully on page 19 and in the Compensation Committee Report on page 13. The Stock Plan will provide awards of restricted shares of Company Common Stock that are tied directly to achievement of the Company’s strategic goals. Annual performance objectives are established each year by the Board of Directors. The percentage of the target award that a Stock Plan participant receives is also based upon subjective evaluations by the Compensation Committee, such as management’s performance in capitalizing on unplanned opportunities and responding to unforeseen problems. Target grant awards have been established that vary based upon the grade level of each participant’s position in the Company. Actual awards can be less than or greater than the target grant depending upon actual results achieved.

Awards vest fully over a period of four (4) years (the “Period of Restriction”) at a rate of 25% each year. The restricted shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated during the Period of Restriction. The restricted shares shall be subject to forfeiture if the participant ceases to be employed by the Company other than due to the participant’s death. Subject to restrictions under applicable law or as may be imposed by the Company, restricted shares underlying each Award made under the Stock Plan shall become freely transferable by the Participant at the end of the applicable Period of Restriction.

Participants holding restricted shares granted under the Stock Plan shall have all the rights of a shareholder of the Company, including the right to vote the restricted shares prior to vesting. Any cash dividends paid on the Restricted Shares prior to vesting may be credited to the participant’s account, and may be subject to such restrictions as the Compensation Committee may determine to be appropriate and as are set forth in the particular Award Agreement.

Awards may be grossed-up to offset the participant’s tax obligation in connection with the award. This gross-up feature is intended to prevent a participant from having to sell a portion of the shares granted in the award or previous awards in order to pay the taxes on the award, which would be a direct contradiction to one of the stated objectives of the Stock Plan, which is to encourage stock ownership in the Company. The Compensation Committee will take into account the value of the gross-up feature and reduce the size of the awards accordingly.

Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, any restrictions and transfer limitations imposed on Restricted Shares shall immediately lapse. The term “Change in Control” is defined in substantially the same manner as in the Severance Agreements, as described on page 20.

The 1998 Stock Option Plan (“Option Plan”)

In December, 1998, the Board of Directors adopted the Unitil Corporation 1998 Stock Option Plan (“Option Plan”). The purpose of the Option Plan was to provide an incentive to key employees and directors of Unitil and its affiliates who are in a position to contribute materially to the long-term success of Unitil and/or its affiliates, to increase their interest in the welfare of Unitil and its affiliates, and to attract and retain employees and directors of outstanding ability. The Company had originally intended to grant stock options under the Option Plan each year through March 1, 2004, to certain employees and directors, for the purchase of up to 350,000 shares of Unitil Common Stock.

On January 16, 2003, the Board of Directors terminated the Option Plan upon the recommendation of the Compensation Committee. The Compensation Committee also recommended that the Company adopt a Restricted Stock Plan to replace the Option Plan. (See “Restricted Stock Plan,” above.) The Option Plan will remain in effect solely for the purposes of the continued administration of all options currently outstanding under the Option Plan. No further grants of options will be made thereunder.

Stock options granted under the Option Plan entitle the holders of those options to purchase up to the number of shares of common stock specified in the grant at a price established by the Committee. All grants were issued at 100% of market value at the time of the grant. Each option grant has a vesting period of three years and each grant expires ten years after the date of grant. Currently, all options still outstanding under the Option Plan are fully vested.

The Compensation Committee is charged with the administration of the Option Plan. The Option Plan authorizes the Compensation Committee to provide in the award agreements that the participant’s right to exercise the options provided for therein will be accelerated upon the occurrence of a Change in Control of Unitil. The term “Change in Control” is defined in substantially the same manner as in the Severance Agreements, as described on page 20. All of the award agreements entered into with participants in the Option Plan to date contain such a “Change in Control” provision.

To date, grants were made to certain management employees in March, 1999, January, 2000, and January 2001. No grants were made to any Option Plan participants in 2002 or 2003.

The Key Employee Stock Option Plan (“KESOP”)

The Key Employee Stock Option Plan (“KESOP”) was adopted by the Board of Directors on January 17, 1989, and approved by the Company’s shareholders on July 11, 1989. The KESOP authorized the Compensation Committee to provide in the award agreements that the participant’s right to exercise the options provided for therein will be accelerated upon the occurrence of a “Change in Control” of Unitil. The term “Change in Control” is defined in substantially the same manner as in the Severance Agreements, as described on page 20. Award agreements entered into with participants in the KESOP contain such a “Change in Control” provision. Award agreements also provide that, upon the exercise of an option on or after a Change in Control, Unitil shall pay to the optionee, within five business days, a lump sum cash amount equal to the economic benefit of the optionee’s outstanding options and associated dividend equivalents that the optionee would have received had the option remained unexercised until the day preceding the expiration of the grant.

Upon the exercise of any option by an employee and upon payment of the option price for shares of Unitil Common Stock as to which the option was granted (the “Primary Shares”), Unitil will cause to be delivered to such employee (i) the Primary Shares and (ii) the number of shares of Unitil Common Stock (the “Dividend Equivalent Shares”) equal to the dollar amount of dividends which would have been paid on the Primary Shares (and previously accrued Dividend Equivalent Shares) had they been outstanding, divided by the fair market value of Unitil Common Stock determined as of the record date for each dividend. All options granted under the KESOP, excluding Mr. Schoenberger’s options, described below, were granted in 1989 with an expiration date of 1999. All such options were exercised prior to March 7, 1999.

In accordance with the terms of Mr. Schoenberger’s 1997 employment agreement, on November 3, 1997, 25,000 options to purchase shares of Company stock were granted to Mr. Schoenberger under the KESOP. The options granted to Mr. Schoenberger became exercisable on November 3, 1998. In 1998, the Compensation Committee extended the expiration date of Mr. Schoenberger’s options until November 3, 2007. As of December 31, 2003, Mr. Schoenberger’s options are the only options outstanding under the KESOP and Mr. Schoenberger is the only participant in the KESOP.

Non-Equity Compensation Plan Benefit Information

The Company has in place, since December, 1998, a Management Incentive Plan and an Employee Incentive Plan to provide cash incentive payments that are tied directly to achievement of the Company’s strategic goals. Annual goals are established each year by the Board of Directors and payment of awards is made in February of the year following achievement of the goals. Target incentive payments have been established that vary based upon the grade level of each position. Actual awards can be less than or greater than the target payout depending upon actual results achieved.

Unitil maintains a tax-qualified defined benefit pension plan and related trust agreement (the “Retirement Plan”) that provides retirement annuities for eligible employees of Unitil and its subsidiaries. Since the Retirement Plan is a defined benefit plan, no amounts were contributed or accrued specifically for the benefit of any officer of Unitil under the Retirement Plan. Directors of Unitil who are not and have not been officers of Unitil or any of its subsidiaries are not eligible to participate in the Retirement Plan.

The table below sets forth the estimated annual benefits (exclusive of Social Security payments) payable to participants in the specified compensation and years of service classifications, assuming continued active service until retirement. The average annual earnings used to compute the annual benefits are subject to a $200,000 limit.

PENSION PLAN TABLE

	ANNUAL PENSION
Average Annual Earnings Used for Computing Pension	15 Years of Service	20 Years of Service	25 Years of Service	30 Years of Service	35 Years of Service	40 Years of Service
$ 100,000	30,000	40,000	45,000	50,000	52,250	55,000
125,000	37,500	50,000	56,250	62,500	65,625	68,750
150,000	45,000	60,000	67,500	75,000	78,750	82,500
200,000	60,000	80,000	90,000	100,000	105,000	110,000

The present formula for determining annual benefits under the Retirement Plan’s life annuity option is (i) 2% of average annual salary (average annual salary during the five consecutive years out of the last twenty years of employment that give the highest average salary) for each of the first twenty years of benefit service, plus (ii) 1% of average annual salary for each of the next ten years of benefit service and (iii) 1/2% of average annual salary for each year of benefit service in excess of thirty, minus (iv) 50% of age 65 annual Social Security benefit (as defined in the Retirement Plan), and (v) any benefit under another Unitil retirement plan of a former employer for which credit for service is given under the Retirement Plan. A participant is eligible for early retirement at an actuarially reduced pension upon the attainment of age 55 with at least 15 years of service with Unitil or one of its subsidiaries. A participant is 100% vested in his benefit under the Retirement Plan after five years of service with Unitil or one of its subsidiaries. As of January 1, 2004, Messrs. Schoenberger, Collin, Meissner, Gantz and Black had 6, 15, 10, 19 and 5 credited years of service, respectively, under the Retirement Plan.

Unitil also maintains a Supplemental Executive Retirement Plan (“SERP”), a non-qualified defined benefit plan. SERP provides for supplemental retirement benefits to executives selected by the Board of Directors. At the present time, Messrs. Schoenberger, Collin and Meissner are eligible for SERP benefits upon attaining normal or early retirement eligibility. Annual benefits are based on a participant’s final average earnings less the participant’s benefits payable under the Retirement Plan, less other retirement income payable to such participant by Unitil or any previous employer and less income that a participant receives as a primary Social Security benefit. Early retirement benefits are available to a participant, with the Unitil Board’s approval, if the participant has attained age 55 and completed 15 years of service. Should a participant elect to begin receiving early retirement benefits under SERP prior to attaining age 60, the benefits are reduced by 5% for each year that commencement of benefits precedes attainment of age 60. If a participant terminates employment for any reason prior to retirement, the participant will not be entitled to any benefits. Under the SERP, at his present salary level, Mr. Schoenberger would be entitled to receive an annual benefit of $73,741, assuming normal retirement at age 65 and that his projected final average earnings are equal to the average of his respective three consecutive years of highest compensation prior to retirement. At their present salary levels, Messrs. Collin and Meissner would be entitled to an annual benefit of $0 under SERP, assuming normal retirement at age 65 and that their projected final average earnings are equal to the average of their respective three consecutive years of highest compensation prior to retirement.

Unitil and certain subsidiaries maintain severance agreements (the “Severance Agreements”) with certain management employees, including Executive Officers. The Severance Agreements are intended to help assure continuity in the management and operation of Unitil and its subsidiaries in the event of a proposed “Change in Control.” Each Severance Agreement only becomes effective upon the occurrence of a Change in Control of Unitil as defined in the Severance Agreements. If an employee’s stipulated compensation and benefits, position, responsibilities and other conditions of employment are reduced during the thirty-six month period following a Change in Control, the employee is entitled to a severance benefit.

The severance benefit is a lump sum cash amount equal to (i) the present value of three years’ base salary and bonus; (ii) the present value of the additional amount the employee would have received under the Retirement Plan if the employee had continued to be employed for such thirty-six month period; (iii) the present value of contributions that would have been made by Unitil or its subsidiaries under the 401(k) if the employee had been employed for such thirty-six month period; and (iv) the economic benefit on any outstanding Unitil stock options and associated dividend equivalents, if applicable, assuming such options remained unexercised until the day preceding the expiration of the grant, including the spread on any stock options that would have been granted under the Option Plan if the employee had been employed for such thirty-six month period. Each Severance Agreement also provides for the continuation of all employee benefits for a period of thirty-six months, commencing with the month in which the termination occurred. In addition, pursuant to each Severance Agreement, Unitil is required to make an additional payment to the employee sufficient on an after-tax basis to satisfy any additional individual tax liability incurred under Section 280G of the Internal Revenue Code of 1986, as amended, with respect to such payments.

The Company entered into an employment agreement (“the 2003 Agreement”) with Mr. Schoenberger on November 1, 2003. The 2003 Agreement is the third such agreement between Mr. Schoenberger and the Company. The Company entered into an initial employment agreement with Mr. Schoenberger when he joined the Company on November 1, 1997, and then again on November 1, 2000. Upon the expiration of the second employment agreement on October 31, 2003, the Company entered into the 2003 Agreement with Mr. Schoenberger. The term of the 2003 Agreement is for three years with an expiration date of October 31, 2006. Under the terms of the 2003 Agreement, Mr. Schoenberger’s base salary shall initially be payable at the rate of $334,500 per year, which is subject to annual review by the Board for discretionary periodic increases in accordance with the Company’s compensation policies. Mr. Schoenberger is entitled to continued participation in the Company’s SERP, Executive Supplemental Life Insurance Program and all other employee benefit plans made available by the Company. The 2003 Agreement provides that Mr. Schoenberger shall participate in the Management Incentive Plan, which is described in the Compensation Committee Report on page 13, and also on page 19, the Option Plan, which is described on pages 17 and 18, and the Restricted Stock Plan, which is described on pages 16 and 17, or any similar plan that may be established by the Company.

The 2003 Agreement also provides that the Severance Agreement, entered into on February 6, 1998, by and between Mr. Schoenberger and the Company, remain in effect. The Severance Agreement is more fully described on page 20. The 2003 Agreement also provides that the Company, by action of the Board, may terminate Mr. Schoenberger’s employment for any reason. If Mr. Schoenberger’s employment is terminated by the Company during the term of the 2003 Agreement for any reason other than cause, death or disability, or if Mr. Schoenberger terminates his employment because of a constructive termination, the Company shall pay Mr. Schoenberger a combination of (i) base pay at the rate in effect on the date of employment termination, (ii) an annual amount equal to the average of the annual bonus amounts received by Mr. Schoenberger in the two calendar years preceding the year in which termination occurs, and (iii) benefits, in each case for a period of two years following the date of termination. If during such two-year period Mr. Schoenberger shall secure full-time employment, the Company’s obligation to provide benefits shall cease. All such payments described above will be made in accordance with the Company’s regular payroll policies.

II. As to Other Matters to Come Before the Meeting

The Board of Directors does not intend to bring before the meeting any matters other than the Election of Directors referred to above and knows of no other matters that may properly come before the meeting. If any other matters or motions come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

The Audit Committee has selected and employed the firm of Grant Thornton as Unitil’s independent certified public accountants to audit Unitil’s financial statements for the fiscal year 2003. A representative of the firm will be present at the meeting and will be available to respond to appropriate questions. It is not anticipated that such representative will make a prepared statement at the meeting; however, he will be free to do so if he so chooses.

Shareholder Proposals

Any proposal submitted by a shareholder of Unitil for inclusion in the proxy material for the 2005 annual meeting of shareholders must be received by Unitil at its Corporate Headquarters not later than November 2, 2004. Any shareholder proposal for consideration at the 2005 annual meeting will be considered untimely unless received by Unitil at its corporate headquarters not later than January 16, 2005.

Solicitation, Revocation and Use of Proxies

Shares of Unitil Common Stock represented by properly executed proxies received by Unitil prior to or at the meeting will be voted at the meeting in accordance with the instructions specified on the proxies. If no instructions are specified on such proxies, shares will be voted FOR the election of the nominees for Directors. Abstentions and non-votes will have the same effect as negative votes.

Any Unitil shareholder who executes and returns a proxy has the power to revoke such proxy at any time before it is voted by filing with the Secretary of Unitil, at the address of Unitil shown below, written notice of such revocation or a duly executed proxy bearing a later date, or by attending and voting in person at the meeting. Attendance at the meeting will not in and of itself constitute a revocation of a proxy.

Unitil will bear the costs of solicitation by the Board of Directors of proxies from Unitil shareholders. In addition to the use of the mail, proxies may be solicited by the Directors, officers and employees of Unitil by personal interview, telephone or otherwise. Such Directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Unitil may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with the forwarding of solicitation material

By Order of the Board of Directors,

Sandra L. Whitney Corporate Secretary

Unitil will furnish without charge to any shareholder entitled to vote and to any beneficial owner of shares entitled to be voted at the annual meeting of common shareholders, to be held April 15, 2004, a copy of its annual report on Form 10-K, including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission for the fiscal year 2003, upon written request to Mark H. Collin, Senior Vice President, Chief Financial Officer & Treasurer, Unitil Corporation, 6 Liberty Lane West, Hampton, NH 03842-1720.

Appendix A

Unitil Corporation

Audit Committee of the Board of Directors

Policy on Audit Committee Pre-Approval of Audit and Permissible

Non-Audit Services rendered by the Independent Auditor

In accordance with the Sarbanes-Oxley Act of 2002 and the final rules adopted by the Securities and Exchange Commission (“SEC”), the Audit Committee of the Board of Directors (“Committee”) is directly responsible for the appointment, compensation, retention and oversight of the independent auditor. Given these responsibilities, the Committee has established the following procedure to pre-approve all audit and permissible non-audit services1 provided by the independent auditor.

All proposals to perform audit and permissible non-audit services must be presented to the Committee for review and pre-approval. All proposals from the independent auditor must include the following information (also, when practicable, the independent auditor should provide an engagement letter for the Committee’s review):

•	The fee category of the service to be rendered (i.e., Audit, Audit Related, Tax, Other) and the scope of the work to be performed.

•	The estimated cost of the service to be performed and the projected hours required to complete the work, if applicable or available.

The Committee will evaluate the proposals and will determine if the services are subject to any restrictions by regulatory agencies. Unless subject to specific exception by the rules adopted by the SEC, the Committee will not consider or approve the following proposals for non-audit services rendered by the independent auditor:

•	Bookkeeping or other services related to the accounting records or financial statements

•	Financial information systems design and implementation

•	Appraisal or valuation services; fairness opinions, or contribution-in-kind reports

•	Actuarial services

•	Internal Audit outsourcing services

•	Management functions or human resources

•	Investment banking services

•	Legal services and expert services unrelated to the audit

•	Any other service determined by regulation that is not permitted

Assuming the services are permitted by regulation; the Committee will perform an assessment of the proposals to determine if any impairment or independence issues will result from the approval of the services. As necessary, the Committee will request additional information from the independent auditor and/or Company management to assist in the decision-making process.

At the conclusion of the Committee’s evaluation process, the Committee votes whether or not to approve the proposed services. If the Committee approves the proposals, Company management is authorized to engage the independent auditor to perform the approved services. If the Committee does not approve the proposals, Company management cannot engage the independent auditor to perform the services.

[1]	As provided by the SEC, a de minimis exception waives the pre-approval requirements for non-audit services provided that a) all such services do not aggregate to more than five percent of total revenue paid by the audit client to the accountant in the fiscal year when the services are provided, b) were not recognized as non-audit services at the time of the engagement, and c) are promptly brought to the attention of the audit committee and approved prior to completion of the audit by the audit committee or one or more designated representatives.

A-1

U437-PS-04

Directions to Unitil’s Corporate Headquarters

6 Liberty Lane West

Hampton, New Hampshire

From Route 95

Take New Hampshire Exit 2. Immediately after the toll booth (50 cents) bear left onto Rte. 101 East. Cross back over Rte. 95, then take the first right, follow signs for Liberty Lane/Rte. 27. Take the first left to the Liberty Lane entrance. Stay right on the access road until it crosses under Rte. 95, then turn left at the Liberty Lane West sign. Continue straight, 1/2 mile to Unitil on the right.

From Route 101 East

Cross over Rte. 95, then take the first right, Exit 13, following signs for Liberty Lane/Rte. 27. Take the first left to the Liberty Lane entrance. Stay right on the access road until it crosses under Rte. 95, then turn left at the Liberty Lane West sign. Continue straight, 1/2 mile to Unitil on the right.

Please call 800/999-6501 if you would like additional information

DETACH HERE

PROXY

UNITIL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints MARK H. COLLIN and ROBERT G. SCHOENBERGER, and each of them, proxies with power of substitution to each, to vote for the undersigned at the Annual Meeting of Common Shareholders of Unitil Corporation (the “Company”) to be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire on Thursday, April 15, 2004, at 10:30 A.M., and at any and all adjournments thereof, with all powers the undersigned would possess if personally present and voting and particularly with respect to the matters set forth on the reverse side hereof.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE HEREOF AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

Regardless of whether or not you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented by promptly returning your proxy (attached below) in the enclosed envelope. Thank you for your attention to this important matter.

DETACH HERE

☒	Please mark votes as in this example.	0437

This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted in favor of the election of the three Directors listed in Item 1.

The Board of Directors recommends a vote “FOR” each of the nominees listed below.

1.	To elect three Directors:

Nominees:  (01) Michael J. Dalton, (02) Edward F. Godfrey, (03) Eben S. Moulton

☐  FOR ALL NOMINEES        ☐  WITHHELD FROM ALL NOMINEES

☐  For all nominees except as noted above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING    ☐

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such

PLEASE RETURN THIS PROXY PROMPTLY.

Signature:  _________________________  Date:  __________  Signature:  _________________________  Date:  __________